Exhibit 10.6
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 9th day of November, 2007 (the “Execution Date”), by and between RAE Systems, Inc., a Delaware corporation (“Seller”), and D.R. Stephens & Company, LLC, a California limited liability company (“Buyer”), or its assignee pursuant to Section 14.1.
RECITALS:
     A. Seller is the owner of the following property (collectively, the “Property”):
          (1) All that certain real property commonly known as 3775 North First Street, located in the City of San Jose (the “City”), County of Santa Clara, State of California, as legally described in Exhibit “A” attached hereto, together with all easements, rights and privileges appurtenant thereto (collectively, the “Land”);
          (2) The building located on the Land (the “Building”), together with all improvements appurtenant thereto (the Building and such improvements being hereinafter collectively referred to as the “Improvements”);
          (3) All fixtures, equipment, supplies licenses and other tangible and intangible personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Property, owned by Seller and located at the Property (the “Personalty”); provided, however, that the Personalty and the Property shall not include, and Seller shall retain ownership of the items listed on Exhibit “D”, attached hereto; and
          (4) To the extent transferable, all of Seller’s right, title and interest, if any, in and to all intangible assets of any nature relating to the Land, the Improvements and/or the Personalty to the extent assignable, including, but not limited to (i) all warranties, guarantees, issued with respect to the Personalty or the Improvements, (ii) all plans and specifications, drawings and prints relating to the Improvements, (iii) trademarks or trade names associated with the Improvements, and (iv) all licenses, permits, approvals, dedications and entitlements now or hereafter issued, approved or granted by governmental authorities in connection with the Land or the Improvements.
     B. Buyer and Seller have agree that, after Seller’s conveyance of the Property to Buyer, Seller shall remain in occupancy of the Property as a tenant, subject to the terms and conditions provided herein.
     C. Seller is prepared to sell and convey the Property to Buyer and Buyer is prepared to purchase the Property from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

AGREEMENT:
     In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Sale and Purchase. Seller hereby agrees to sell and convey the Property to Buyer and Buyer hereby agrees to purchase and accept the Property from Seller for the purchase price and subject to the other terms and conditions set forth in this Agreement.
     2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Twelve Million Seven Hundred Thousand and no/100 Dollars ($12,700,000.00), payable as follows:
          2.1 Deposit.
               2.1.1 Upon execution of this Agreement and the opening of escrow, Buyer shall deliver to First American Title Insurance Company (the “Escrow Agent”) at its office at 1737 North First Street, San Jose, California 95112, attention: Liz Zankich, to be held in an escrow (the “Escrow”) and delivered in accordance with this Agreement, an initial deposit in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Initial Deposit”). Unless Buyer elects, or is deemed to have elected, to terminate this Agreement during the Due Diligence Period (defined below), then after the expiration of the Due Diligence Period the Initial Deposit shall be deemed non-refundable except as expressly provided in Section 5.8 or Article 9 or 10 below.
               2.1.2 Unless Buyer elects, or is deemed to have elected, to terminate this Agreement during the Due Diligence Period as provided in Section 5.2 below, then no later than 5:00 p.m. (Pacific Time) of the last day of the Due Diligence Period Buyer shall deliver to Escrow an additional deposit in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Additional Deposit”) to indicate its election to waive Buyer’s condition set forth in Section 5.2 and proceed to consummate the purchase of the Property. After the expiration of the Due Diligence Period, the Additional Deposit shall be deemed non-refundable except as expressly provided in Section 5.8 or Article 9 or 10 below. Upon Escrow Agent’s receipt of Buyer’s demand therefor on or before the expiration of the Due Diligence Period, Escrow Agent is hereby instructed, without the need for further mutual instructions from the parties to immediately deliver the Initial Deposit and all accrued interest thereon to Buyer and to cancel the Escrow.
               2.1.3 Each of the Initial Deposit and the Additional Deposit (collectively, the “Deposit”) shall be deposited into the Escrow in the form of cash, certified check, bank cashier’s check, wire transfer or other form of readily available federally insured funds. The Deposit shall be held by the Escrow Agent in an interest-bearing account and all interest earned on the Deposit while in the Escrow shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer (or Seller to the extent provided in Sections 5.8 and/or 10.1 below).
               2.1.4 At the Closing (as defined in Section 7.1), the Deposit shall be applicable to the Purchase Price.

          2.2 Remainder of Purchase Price. At the Closing, Buyer shall deliver to the Escrow Agent, in cash, certified check, bank cashier’s check, wire transfer, or other form of readily available federally insured funds, an amount equal to the Purchase Price less the Deposit plus interest earned, if any, together with Buyer’s share of closing costs and prorations due and payable by Buyer in accordance with this Agreement. The Purchase Price, subject to adjustments and apportionments set forth herein, shall be transferred through the Escrow on the Closing Date to the order or account of Seller or such other person as Seller may designate in writing.
          2.3 Lease-Back. At the Closing, Buyer and Seller shall execute and deliver through Escrow a lease for Seller’s continued occupancy of the Property as a tenant thereof, which lease shall be in the form attached hereto as Exhibit “F”, attached hereto (the “Lease”).
     3. Seller’s Representations, Warranties and Covenants. Seller represents, warrants and acknowledges to Buyer and covenants with Buyer as follows:
          3.1 Authority. Seller is duly organized, validly existing and in good standing under the laws of the State of California and all documents executed by Seller shall be valid, legal and binding obligations of Seller. No consent of any third party is required in order for Seller to perform any of its obligations hereunder.
          3.2 No conflict. This Agreement, and Seller’s sale of the Property hereunder, do not violate any terms or provisions of any contract to which Seller is a party.
          3.3 Contracts. Seller shall deliver to Buyer copies of all material construction, service, supply, utilities, maintenance or other agreements relating to the ownership, operation and maintenance of the Land and the Improvements (but not including contracts relating to Seller’s use and occupancy thereof in connection with the operation of its business) which are currently in force with respect to the Property (collectively, the “Contracts”). To Seller’s actual knowledge, the items delivered to Buyer pursuant to this Section 3.3 shall be accurate and complete copies of all of the Contracts affecting the Property. To Seller’s actual knowledge, except for the Contracts, there are no other agreements relating to the ownership, operation and maintenance of the Land and the Improvements (but not including contracts relating to Seller’s use thereof in connection with the operation of its business) which affect or will affect or which are or will be obligations of Buyer, the Property or the Improvements after the Closing. To Seller’s actual knowledge, there is no current default or breach under the terms and provisions of any of the Contracts. On or before the Closing, Seller shall terminate all management and brokerage agreements affecting the Property, if any. Pursuant to the terms and conditions of the Lease Seller shall continue to perform regular maintenance, repairs and upkeep of the Property, and therefore Buyer agrees that Seller shall keep all of the Contracts in place after the Closing and shall not assign any such Contracts to the Buyer at Closing.
          3.4 Leases. Seller has not leased or licensed the Property to a third party, and there are no other parties occupying, or with a right to occupy, the Property. Seller is the only occupant of the Property.

          3.5 Documents. Within five (5) days after the Execution Date, Seller shall deliver or make available to Buyer, to the extent in Seller’s possession, copies of the types of documents listed on Exhibit “E” attached hereto respecting Seller’s ownership and operation of the Property (the “Property Documents”). To Seller’s actual knowledge, without inquiry, the items delivered to Buyer pursuant to this Section 3.5 shall be accurate and complete copies of all of the Property Documents affecting the Property. From and after the Execution Date, Seller also shall make available to Buyer, in Seller’s office, all of Seller’s non-confidential books and records with respect to the Property.
          3.6 Maintenance of Property; New Leases. Seller shall maintain the Property in the condition existing on the date hereof, reasonable wear and tear excepted. During the period from the Execution Date to the earlier of the Closing or termination of this Agreement, Seller shall not enter into any leases, contracts or other agreements or understandings which would be binding on the Property after the Closing or result in any obligation or liability to Buyer upon or after Buyer’s purchase of the Property, unless Buyer provides its written consent to Seller entering into such agreements, which consent Buyer may withhold in its sole and absolute discretion.
          3.7 Marketing of Property. In consideration of Buyer’s entering into this Agreement and undertaking its investigation of the Property, from the Execution Date through the Closing Date (or such earlier date on which this Agreement may be terminated as provided herein), Seller shall not market the Property for sale to third parties, and shall not accept, negotiate or otherwise pursue any unsolicited offers for the Property which Seller may receive during such period.
          3.8 Litigation. There is no claim, action, litigation, arbitration or other proceeding pending against the Property or against Seller which relates to the Property or the transactions contemplated hereby and, to Seller’s actual knowledge, there is currently no governmental investigation, threatened litigation or arbitration proceedings relating to the Property, or to Seller relating to the Property or the transactions contemplated hereby.
          3.9 Condemnation. There are no pending or, to Seller’s actual knowledge, contemplated condemnation or annexation proceedings affecting the Property or any part thereof.
          3.10 Compliance with Laws. Seller has not received any notice of any violation, and to Seller’s actual knowledge, without inquiry, the Property is not in violation of any law, ordinance, regulation, order or requirement applicable to the Property including without limitation, requirements imposed under any recorded covenants, conditions, restrictions, easements or other rights affecting the Property.
          3.11 Knowledge. When used in this Article, “Seller’s actual knowledge” shall be limited to the actual knowledge of Rudy Mui. Seller represents and warrants that Rudy Mui is the individual employed by Seller having the most extensive personal knowledge regarding the management, use and operation of the Property. Rudy Mui has not undertaken any special duty of investigation or inquiry with respect to the subject matter of the representations and warranties contain in this Article.

          3.12 Survival. The representations and warranties expressly set forth in this Section 3 shall survive for a period of one (1) year after the Close of Escrow.
     4. Buyer’s Representations, Warranties and Covenants. Buyer hereby represents, warrants and acknowledges to Seller and covenants with Seller as follows:
          4.1 Authority. Buyer has the power and authority to enter into and to perform all of Buyer’s obligations pursuant to this Agreement and to purchase the Property on the terms and conditions set forth herein. No consent of any other party is required in order for Buyer to perform any of its obligations hereunder.
          4.2 No Conflict. This Agreement and Buyer’s purchase of the Property hereunder do not violate any material terms or provisions of any contract to which Buyer is a party.
          4.3 Confidentiality. Until the Closing Date shall occur, Buyer shall keep in confidence and not disclose any information or documents it receives from Seller or the terms and conditions of this Agreement to any person, firm or entity without the prior written authorization of Seller, except that the information may be disclosed to (i) Buyer’s partners, directors, officers, existing and potential financial sources, assignees, lawyers, consultants, and representatives, including Buyer’s Agents (as defined in Section 5.2.1 below) as needed to enable Buyer to complete its obligations or exercise its rights hereunder, subject to the confidentiality requirements of this Section 4.3, or (ii) as required by law or by regulatory or judicial process. The provisions of this paragraph shall not apply to any information or documents that are already in the public domain.
          4.4 “AS IS” Purchase. Other than as expressly set forth in this Agreement, (a) Buyer acknowledges and agrees that Buyer is acquiring the Property in its “AS IS” condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, and (b) neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or Buyer’s Agents with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and Buyer is not aware of and does not rely upon any such representation. Buyer acknowledges that the Due Diligence Period will have afforded Buyer the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, including, without limitation, the interior, exterior, and structure of any improvements on the Property, the condition of soils and subsurfaces, and the status of all zoning, permitting and other entitlements relevant to the use or contemplated use of the Property. Buyer acknowledges that during the Due Diligence Period Buyer and Buyer’s Agents will independently and with the assistance of Buyer’s professional advisors and consultants undertake whatever non invasive studies, tests and investigation Buyer desires to conduct relating to the Property (including, without limitation, economic reviews, engineering analyses, environmental analyses and analyses of the records of any governmental or quasi-governmental entity having jurisdiction over the Property). Except as otherwise provided herein, Buyer is relying solely on its own investigation as to the Property and its value and is assuming the risk that adverse physical, economic or other conditions (including, without limitation, adverse environmental conditions and the status of compliance with the requirements of the Americans with Disabilities Act of 1990) may not have been revealed by such investigation. Buyer agrees that the Property is to be sold to and accepted by Buyer, at Closing, in the condition it is in at the end of the Due Diligence Period “AS-IS.”
          4.5 Release of Claims.
                    (a) Except for the representations and warranties expressly provided in this Agreement, from and after the Closing, Buyer hereby completely releases and forever discharges Seller and Seller’s partners, affiliates, employees, successors, assigns, heirs, agents, and representatives (collectively, the “Indemnitees”) from and against all claims, liabilities, demands, judgments, damages, losses, and costs (collectively, “Claims”) arising from or related to the following: (i) any Hazardous Materials in, on, beneath, discharged from, migrating from, discharged to or migrating to the Property, including the soil or groundwater thereof, at any time; and (ii) any use, handling, treatment, storage, transportation or disposal of Hazardous Materials at or from the Property after the Closing; and (iii) any latent or patent defect affecting the Property (collectively, the “Released Matters”). As used in this Agreement, the term “Hazardous Materials” shall have the meaning set forth in Exhibit “B” attached hereto. In connection with such waiver and relinquishment, Buyer acknowledges that it is aware that it hereafter may discover Claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Released Matters, but that it is Buyer’s intention to fully, finally and forever to settle and release all of the Released Matters in accordance with the provisions of this Section 4.5, and the release set forth herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claims or facts. The foregoing release of Claims shall be binding on Buyer and all subsequent owners, lessees and other transferees of the Property.
                    (b) In connection with Section 4.5(a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Buyer’s Initials
     5. Conditions of Buyer’s Obligations. The Closing and Buyer’s obligations under this Agreement to purchase the Property shall be subject to the satisfaction, prior to the times prescribed herein, of the following conditions in Buyer’s sole and absolute discretion, with Buyer to retain the right to waive, in writing, in whole or in part, any of the following conditions (collectively, the “Contingencies”) at or prior to the time prescribed herein for approval or disapproval by Buyer:
          5.1 Title Report. Within five (5) days after the Execution Date, Seller shall deliver to Buyer a preliminary title report prepared by First American Title Insurance Company (“Title Company”) with respect to the Property (the “Title Report”), together with complete copies of all exceptions set forth therein. Buyer shall have until 5:00 p.m. (Pacific Time) on the date which is twenty five (25) days after the Execution Date (or the next business day if such date falls on a weekend or holiday) (the “Due Diligence Period”) to notify Seller and the Escrow Agent, in writing, of Buyer’s disapproval of any exceptions or items shown thereon and to obtain the commitment of the Title Company to issue the Title Policy (as defined in Section 5.5 below), including such endorsements as Buyer may reasonably request. If Buyer does not give Seller written notice of approval of any of the foregoing items within the prescribed time, the Title Report and the supporting documents shall be deemed disapproved. Buyer may at any time during the Due Diligence Period object to any title matters affecting the Property by providing written notice of such objections to Seller. Within five (5) days of receipt of Buyer’s notice of disapproval of any of the foregoing items, Seller shall notify Buyer whether Seller is willing to remove any such item which Buyer has disapproved (“Seller’s Cure Notice”). If Seller does not give Buyer written notice within the prescribed period of time, Seller shall be deemed to have elected not to remove any such item which Buyer has disapproved. If there are exceptions which Buyer has disapproved and which Seller is not willing to remove at Seller’s expense, Buyer shall have until the end of the later of (A) the expiration of the Due Diligence Period, or (B) the fifth (5th) day following Buyer’s receipt of Seller’s Cure Notice (or the expiration of the five (5) day period within which Seller is to deliver a Seller’s Cure Notice if Seller fails to deliver a Seller’s Cure Notice) to notify Seller in writing of Buyer’s election to either (a) waive its disapproval and approve such exceptions, or (b) terminate this Agreement and receive a refund of the Deposit, with Buyer’s failure to respond in writing within such period to be deemed Buyer’s election to terminate this Agreement. If Buyer elects to waive its disapproval and approve any such exceptions, such exceptions then shall be deemed to become Permitted Exceptions at the Closing. Buyer agrees that the parties’ failure to have resolved the scope of Permitted Exceptions pursuant to this Section 5.1 prior to the expiration of the Due Diligence Period shall not effect any extension of the Due Diligence Period or the Closing Date absent both parties’ written agreement. If Seller provides Buyer with a Seller’s Cure Notice stating that Seller is willing to remove, cure or ameliorate certain items disapproved by Buyer, Seller shall cause all such items to be removed, cured or ameliorated to the extent provided in Seller’s Cure Notice on or before the Closing Date. Seller’s failure to timely remove, cure or ameliorate all such items as provided in Seller’s Cure Notice shall not be a default hereunder so long as Seller has undertaken commercially reasonable efforts in good faith. As used herein, “Permitted Exceptions” shall mean those exceptions to the Title Policy approved by Buyer.
          5.2 Due Diligence Period.
               5.2.1 At all times during the “Due Diligence Period”, Buyer, its authorized agents, employees, consultants and representatives (“Buyer’s Agents”) shall have the right to enter the Property at reasonable times and at reasonable intervals to conduct and carry out any and all non invasive inspections, tests, and studies as Buyer deems appropriate or Buyer’s lender requires. Buyer shall not have the right to do any invasive testing of the Property or the Improvements located thereon without the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion. Buyer shall provide notice to Seller of its intent to enter the Property and provide Seller the right to accompany Buyer on such entry. Buyer shall indemnify and hold Seller harmless from all claims and demands arising from Buyer’s entry upon the Property. Buyer shall indicate its approval of all the conditions and documents in Section 5.1 and this Section 5.2 and Buyer’s election to proceed with the Closing by delivering, no later than 5:00 p.m. (Pacific Time) of the last day of the Due Diligence Period, (i) written notice of such approval (“Approval Notice”) to Seller, and (ii) the Additional Deposit to Escrow Agent. Buyer shall have the right to terminate this Agreement at any time prior to the expiration of the Due Diligence Period at Buyer’s sole and absolute discretion, for any reason whatsoever or for no reason, by delivering to Seller written notice of Buyer’s election to terminate this Agreement no later than 5:00 p.m. (Pacific Time) of the last day of the Due Diligence Period (the “Termination Notice”). Buyer’s failure to deliver either an Approval Notice or a Termination Notice within the Due Diligence Period shall conclusively be considered Buyer’s disapproval of all the conditions and documents in Section 5.1 and this Section 5.2 and Buyer’s election to terminate this Agreement, in which case Buyer shall immediately receive a refund of the Initial Deposit.
               5.2.2 During the Due Diligence Period, Buyer and Buyer’s Agents shall be granted a right of entry on the Property (i) to perform such non invasive engineering, environmental and geological reviews as Buyer shall deem appropriate, (ii) examine all structural and mechanical systems within the Improvements, (iii) examine the books and records of Seller relating to the management, ownership, use and operation of the Property, and (iv) conduct such other non invasive physical inspections and make such other reports as Buyer shall deem appropriate for any purpose related to Buyer’s proposed use of the Property. Buyer’s right of entry upon the Property shall be subject to, and Buyer agrees to perform, each of the following conditions and covenants, all of which shall survive the expiration or termination of this Agreement and the delivery of the Deed (as defined in Section 7.2.1 below):
                    (a) Buyer shall pay all costs, expenses, liabilities, and charges incurred by Buyer or related to Buyer’s entry;
                    (b) Buyer, at Buyer’s sole cost, shall repair all damage or injury caused by Buyer or Buyer’s Agents in connection with any such inspection or entry and shall return the Property to the condition existing prior to such entry;
                    (c) Any entry upon the Property shall be upon reasonable notice to Seller, shall be at reasonable times and shall not unreasonably interfere with the Seller’s operations on the Property. Seller shall have the right to accompany Buyer and Buyer’s Agents during any entry upon the Property and to require that Buyer and Buyer’s Agents comply with Seller’s safety and security procedures;
                    (d) Buyer shall keep the Property free and clear of all liens arising out of the activities of Buyer or Buyer’s Agents conducted upon the Property;
                    (e) Buyer shall indemnify and hold Seller harmless from any lien, loss, claim, liability, or expense, including attorneys’ fees and costs, arising out of or in connection with the activities of Buyer or Buyer’s Agents on or about the Property;
                    (f) Buyer shall provide liability insurance, with a combined single limit of liability not less than One Million Dollars ($1,000,000), either under Buyer’s policy or such insurance provided by Buyer’s Agents. Seller shall be named as an additional insured upon such insurance. Buyer shall provide proof of such insurance reasonably acceptable to Seller prior to, and as a condition of, any such entry; and
                    (g) Prior to performing any invasive testing (i.e. testing involving drilling, boring or other similar physically intrusive investigation), Buyer shall obtain Seller’s written approval, which approval may be withheld in Seller’s reasonable discretion, with respect to the scope of work intended to be performed and shall provide Seller an opportunity to confer, either directly or through Seller’s consultants, with Buyer’s environmental consultants in order to determine whether to permit any sampling or testing of surface or subsurface soils, surface water or ground water or to refine the scope of the work to be performed.
               5.2.3 Prior to the Closing, all information derived from Buyer’s tests and test results shall, to the extent permissible under existing law, remain confidential and not be disclosed to any party other than as is necessary to consummate the transaction contemplated hereby or to exercise Buyer’s rights hereunder including, without limitation, Buyer’s counsel and its consultants. Seller shall be entitled to receive copies of all tests and test results generated by Buyer with respect to the Property, including draft versions of the same, as and when received by Buyer. Seller’s rights shall survive the termination of this Agreement. Buyer shall bear the costs and expenses with respect to its feasibility studies hereunder, including, but not limited to, all environmental matters and investigations.
          5.3 Performance. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing hereunder.
          5.4 Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate the Closing, as set forth herein and the transactions contemplated hereby shall be delivered to Buyer or the Escrow Agent, as required hereby, and shall be in form and substance consistent with the requirements herein.
          5.5 Title Policy. At the Closing, Title Company shall have delivered to Buyer either (a) a CLTA owner’s standard policy of title insurance (the “Title Policy”) including any endorsements reasonably requested by Buyer, insuring Buyer’s fee simple title to the Property in the amount of the Purchase Price subject only to the Permitted Exceptions, or (b) Title Company’s irrevocable commitment to issue such policy.
          5.6 Condition of Property. Subject to the terms and conditions of Article 9 below, the physical condition of the Property shall be substantially the same on the day of Closing as on the date of Buyer’s execution of this Agreement, reasonable wear and tear excepted.
          5.7 Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing (as defined in Section 7.1 below) with the same effect as if made on and as of such date.
          5.8 Failure of Conditions. If any conditions set forth in this Article 5 are not satisfied or waived in writing by Buyer at or prior to the times prescribed therein, then Buyer shall have the option, exercisable by written notice to Seller at or prior to the Closing, of declining to proceed with the Closing. In such event, except as expressly set forth herein, all rights, obligations and liabilities of Seller and Buyer under and pursuant to this Agreement shall terminate (except for any obligations or liabilities under this Agreement which specifically set forth that such obligations or liabilities shall survive the termination of this Agreement), and the Escrow Agent shall, without further notice to or from any party, and without liability therefor, cancel and terminate the Escrow. Upon such termination, the Deposit shall be paid to Seller to the extent it has become nonrefundable in accordance with this Agreement, unless the failure of a condition is caused solely by Seller’s breach of a representation, warranty covenant or obligation of Seller arising under this Agreement, subject to Section 10.2 below (a “Seller’s Breach), in which event the Deposit shall be refunded to Buyer.
          5.9 Copies of Reports. In the event of termination of this Agreement, within three (3) days after such termination (i) Buyer shall promptly return to Seller all documentation delivered by Seller to Buyer and (ii) unless the Closing does not occur because of Seller’s default under this Agreement, Buyer shall provide copies to Seller of all reports and studies obtained or developed by Buyer or Buyer’s consultants with respect to the Property at no cost to Seller to the extent not already provided under Section 5.2.3 above.
     6. Conditions of Seller’s Obligations. The Closing and Seller’s obligations under this Agreement to sell the Property shall be subject to the satisfaction, prior to the times prescribed herein, of the following conditions, with Seller to retain the right to waive in writing, in whole or in part, any of the following conditions at or prior to the time prescribed herein for approval or disapproval by Seller:
          6.1 Accuracy of Representations. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.
          6.2 Performance. Buyer shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing hereunder.
          6.3 Documents and Deliveries. All instruments and documents required on Buyer’s part to effectuate the Closing and the transactions contemplated hereby shall be delivered to Seller or the Escrow Agent, as required hereby, shall be in form and substance consistent with the requirements herein, and all funds to be deposited into the Escrow pursuant hereto shall have been timely deposited.
          6.4 Failure of Conditions. If any conditions precedent to Seller’s obligations hereunder are not timely satisfied or waived in writing by Seller, as set forth in this Article 6 and including, but not limited to, timely delivery of the Deposit or other funds required to be deposited by Buyer into the Escrow, then Seller shall have the option, exercisable by written notice to Buyer at or prior to the Closing, of declining to proceed with the Closing. In such event, except as expressly set forth herein, all obligations and liabilities of the parties under this Agreement shall terminate (except for any obligations or liabilities under this Agreement which specifically set forth that such obligations or liabilities shall survive the termination of this Agreement) and (a) all documentation delivered to Buyer pursuant hereto shall be returned to Seller, (b) unless the Closing does not occur because of Seller’s default under this Agreement, all third party reports obtained by Buyer with respect to the Property shall be delivered to Seller at no cost to Seller, if requested by Seller, and (c) the Deposit shall be paid to Seller to the extent is has become nonrefundable in accordance with this Agreement.
     7. Closing; Deliveries.
          7.1 Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall take place on the date which is fifteen (15) days after the expiration of the Due Diligence Period (or the next business day if such date falls on a weekend or holiday); provided, however, that the Closing Date shall in no event be later than December 20, 2007 (the “Outside Closing Date”). Upon either party’s request, the other party shall confirm in writing the date on which the Due Diligence Period expires hereunder and the Closing Date. The Closing shall be deemed to occur as of the moment the Deed is recorded and the Purchase Price is disbursed to Seller.
          7.2 Seller’s Closing Deposits. At or prior to the Closing, Seller shall deposit the following into the Escrow for recordation and/or delivery to Buyer at the Closing:
               7.2.1 Grant Deed. A grant deed in the form attached hereto as Exhibit “G”, duly executed and acknowledged by Seller and in proper form for recording (the “Deed”), subject to the Permitted Exceptions.
               7.2.2 Bill of Sale. A bill of sale for the Personalty in the form attached hereto as Exhibit “C.”
               7.2.3 Lease. Two (2) original counterparts of the Lease, in the form attached hereto as Exhibit “F.”
               7.2.4 FIRPTA. A certification and affidavit as required by the Foreign Investors Property Tax Act, as amended, and the comparable provisions of California law.
               7.2.5 Other Documents. Such resolutions, authorizations, bylaws or other corporate/partnership documents or agreements relating to Seller as may be reasonably requested.
          7.3 Buyer’s Closing Deposits. At or prior to the Closing, Buyer shall deposit into the Escrow for delivery to Seller at the Closing the following:
               7.3.1 Balance of Purchase Price. The balance of the Purchase Price in cash or by wire transfer in the amount required under Article 2 hereof for delivery to Escrow Agent.
               7.3.2 Lease. Two (2) original counterparts of the Lease, in the form attached hereto as Exhibit “F.”

               7.3.3 Other Documents. Such other instruments and documents as reasonably may be required to effectuate this Agreement and consummate the transactions contemplated hereby.
     8. Apportionments; Expenses.
          8.1 Apportionment of Taxes, Utilities and Operating Expenses. All real estate taxes, charges and any assessments affecting the Property and all charges for utilities, insurance and other operating expenses of the Property, if any, shall be prorated on a per diem basis as of midnight on the date before Closing. If any real estate taxes, charges or assessments or any charges for utilities, insurance and other operating expenses of the Property have not been finally assessed or billed to Seller as of midnight on the date before Closing, then the same shall be adjusted at Closing based upon the most recently issued bills therefor and shall be re-adjusted outside of the Escrow when final bills are issued; provided, however, that to the extent such Property related expenses remain the responsibility of Seller under the Lease in its capacity as “Tenant” thereunder, such items shall not be prorated at Closing and shall instead continue to be paid by Seller. On or prior to the Closing Date, the parties shall agree upon an estimated closing statement or will approve estimated closing statements prepared by the Escrow Agent which shall set forth the prorations and credits provided for herein. If the prorations and credits made under such closing statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within one hundred eighty (180) days after the Closing Date (except with respect to real property taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the closing statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the closing statement shall be binding and conclusive against such party.
          8.2 Expenses. The expenses and costs of the transactions contemplated by this Agreement shall be borne by the parties as follows, all of which obligations shall survive the Closing:
               8.2.1 Advisors. Subject to Section 14.10 hereof, each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by such party, and (b) all of its own respective accounting, legal and appraisal fees.
               8.2.2 Seller’s Expenses. Seller shall pay at the Closing (a) the premium attributable to a CLTA title policy for Buyer, (b) fifty percent (50%) of all escrow fees and any city transfer taxes, and (c) all county transfer taxes.
               8.2.3 Buyer’s Expenses. Buyer shall pay at the Closing (a) all premiums for Buyer’s title policy over and above a CLTA title policy and all endorsements, and (b) fifty percent (50%) of all escrow fees and any city transfer taxes.

               8.2.4 Other Fees. All other costs shall be divided by the parties in accordance with the custom of Santa Clara County.
          8.3 Possession. Possession of the Property shall be surrendered to Buyer at the Closing free and clear of any rights of possession of others save and except Seller’s continued rights of occupancy under the Lease.
     9. Casualty and Condemnation; Insurance.
          9.1 Threshold Amount for Termination Option. If, at any time prior to the date of Closing, Improvements having a replacement value of Five Hundred Thousand Dollars ($500,000) or more are destroyed or damaged as a result of fire or any other casualty whatsoever, or as a result of the Property being condemned or taken by eminent domain proceedings by any public authority, the Property’s value is reduced by Five Hundred Thousand Dollars ($500,000) or more, then, at Buyer’s option, to be exercised by written notice to Seller, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. Buyer shall exercise such termination right, if at all, within fifteen (15) days after (i) receipt of notice from Seller advising Buyer of such damage or taking, or (ii) discovery of such damage or taking.
          9.2 Allocation of Compensation. If there is any damage or destruction or condemnation or taking, as above set forth, and if (a) the resulting reduction in the value of the Property is less than Five Hundred Thousand Dollars ($500,000), or (b) Buyer elects not to terminate this Agreement as provided above, then Buyer shall pay the Purchase Price in full at the Closing and the Property shall belong to Buyer, provided that (i) in the case of a taking, all condemnation proceeds paid or payable to Seller shall be paid or assigned to Buyer at the Closing; or (ii) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies. In no event shall Seller have any obligation to restore any damage to the Property caused by or arising from a condemnation or casualty event, nor shall Buyer have the right to terminate this Agreement as a result thereof other than as provided in Section 9.1 above.
     10. Remedies for Buyer’s Default and Seller’s Default.
          10.1 Buyer’s Default. IN THE EVENT BUYER BREACHES OR FAILS TO PERFORM ITS OBLIGATION TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT, THEN SELLER SHALL, AS ITS SOLE REMEDY THEREFOR, BE ENTITLED TO RECEIVE THE DEPOSIT MADE PURSUANT TO SECTION 2 HEREOF, INCLUDING ALL INTEREST EARNED AND ACCRUED THEREON, AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) IN LIEU OF, AND AS FULL COMPENSATION FOR, ALL OTHER RIGHTS OR CLAIMS OF SELLER AGAINST BUYER BY REASON OF SUCH DEFAULT. THEREUPON THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES HEREUNDER, EXCEPT FOR THOSE OBLIGATIONS WHICH EXPRESSLY SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER RESULTING FROM BUYER’S BREACH WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO ASCERTAIN WITH ANY

ACCURACY, AND THAT THE LIQUIDATED DAMAGE AMOUNT SET FORTH IN THIS SECTION REPRESENTS BOTH PARTIES’ EFFORTS TO APPROXIMATE SUCH POTENTIAL DAMAGES. NOTWITHSTANDING THE FOREGOING, OR ANY OTHER PROVISION TO THE CONTRARY, THIS SECTION 10.1 SHALL IN NO WAY LIMIT OR RESTRICT SELLER’S RECOVERY UNDER SECTION 5.2.2 ABOVE AND/OR SECTION 14.10 BELOW.

RS Seller’s Initials	LS Buyer’s Initials
          10.2 Seller Breach Before Closing. In the event that the Closing does not occur as a result of a Seller’s Breach which is not cured by Seller within five (5) days after written notice from Buyer to Seller of such Seller’s Breach, Buyer shall be entitled to (a) bring an action for specific performance if filed and served upon Seller within sixty (60) days after the occurrence of such alleged breach, or (b) terminate this Agreement, obtain a refund of the Deposit, if made, and pursue any remedies at law to which it may be legally entitled; provided, however, that (i) Seller’s liability for any such Seller’s Breach shall be limited to claims for which the damages are not less than Fifty Thousand Dollars ($50,000) and shall be subject to an aggregate maximum sum of Five Hundred Thousand Dollars ($500,000), and (ii) Seller shall in no event have any liability for matters disclosed to Buyer in any documents and information produced for Buyer pursuant to this Agreement or discovered by Buyer prior to termination of this Agreement, and (iii) Seller shall have no liability for any such Seller’s Breach unless such damage claim is expressly asserted by Buyer in an action filed and served on Seller within one (1) year following the termination of the Agreement.
          10.3 Seller Breach After Closing. In the event the Closing does occur and Buyer discovers a Seller’s Breach, (a) Seller’s liability for a Seller’s Breach shall be limited to claims for which the damages are not less than Fifty Thousand Dollars ($50,000) and which shall be subject to an aggregate maximum of Five Hundred Thousand Dollars ($500,000), (b) Seller shall in no event have any liability for matters disclosed to Buyer in documents produced or made available to Buyer by Seller or discovered by Buyer prior to the Closing if Buyer elects to proceed to close this transaction notwithstanding the disclosure or discovery of such matters prior to the Closing, and (c) Seller shall have no liability for any Seller’s Breach unless such damage claim is asserted by Buyer in an action filed and served on Seller within one (1) year following the Closing.
     11. Further Assurances. Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to the Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby.
     12. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:
          If to Seller:

RAE Systems, Inc.
3775 North First Street
San Jose, CA 95134
Attn: Chief Financial Officer or Treasurer
Fax: (408) 952-8480
Phone: (408) 952-8200
With a copy to:
DLA Piper
2000 University Avenue
East Palo Alto, California 94303
Attn: Austin Stewart, Esq.
Fax: (650) 833-2001
Phone: (650) 833-2078
If to Buyer:
D.R. Stephens & Company, LLC
465 California Street, 3rd Floor
San Francisco, California 94104
Attn: Lane Stephens
Fax: (415) 391-9823
Phone: (415) 781-8000
     Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by telecopy, with an original by regular mail. Any such notice or communication shall be effective when delivered to the office of the addressee or upon refusal of such delivery.
     13. Brokers. Buyer and Seller are represented by CRESA Partners in its capacity as a dual agent for the parties (“Broker”). If and when the Closing occurs, Seller shall pay a brokerage commission to Broker pursuant to a separate agreement with Broker. Except for the Broker set forth herein, each party represents to the other that it has not dealt with any broker, agent, or finder for which a commission or fee is payable in connection with this Agreement. Each party shall indemnify, defend, and hold harmless the other party from any claims, demands, or judgments for commissions or fees based on the claimant’s representation or alleged representation of the indemnifying party in this transaction. The provisions of this Section 14 shall survive the Closing or the termination of this Agreement.
     14. Miscellaneous.
          14.1 Assignability. Buyer shall have the right to assign its rights under this Agreement to a corporation, partnership, limited liability company, tenancy-in-common, or other entity in which either (i) Buyer holds, directly or indirectly, a fifty percent (50%) or greater interest, or (ii) which is controlled by Buyer (i.e., Buyer has the right to direct the management and operation of such entity). Except as expressly set forth herein, Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without the consent thereto by Seller, which may be withheld in Seller’s absolute discretion.
          14.2 Governing Law; Parties in Interest. This Agreement shall be governed by the law of the State of California and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.
          14.3 Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record. A violation of this prohibition shall constitute a material breach of this Agreement.
          14.4 Time of the Essence. Time is of the essence of this Agreement.
          14.5 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
          14.6 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          14.7 Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.
          14.8 Survival. Unless otherwise expressly stated in this Agreement, the warranties, representations and covenants of Seller and Buyer shall terminate as of the Closing and shall be deemed to have merged with the Deed. The warranties, representations and covenants of Article 3 (subject to the limitations in Section 3.11 and Article 10), Article 4 (subject to the limitations in Section 10.1), Sections 5.2.2, 5.2.3, 5.9, 9.2, and Articles 10, 11 & 13 and Section 14.10 hereof shall survive the Closing or any earlier termination of this Agreement.
          14.9 Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.
          14.10 Attorneys’ Fees. If there is any legal action or proceeding between Seller and Buyer arising from or based upon this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by the prevailing party in such action or proceeding and in any appeal in connection therewith, and such costs, expenses, attorneys’ fees and disbursements shall be included in and as part of such judgment.

          14.11 Documentary Transfer Tax. Either party shall, at the time of recording the Grant Deed, in accordance with California Revenue and Taxation Code Section 11932, be entitled to require that the amount of the documentary transfer tax due be shown on a separate paper which shall be affixed to the Grant Deed subsequent to recording.
          14.12 Tax Deferred Exchange: Each party agrees to cooperate with the other party for the purpose of effecting a tax deferred exchange pursuant to Internal Revenue Code Section 1031. Buyer and Seller agree that the consummation of this Agreement is not predicated or conditioned upon the completion of any such exchange and such exchange shall not delay the Close of Escrow hereunder. Neither party shall incur any additional liability or financial obligation (including legal fees) as a consequence of the other party’s contemplated exchange and the exchanging party agrees to hold the other party harmless from any liability that may arise from the other party’s participation therein. In no event shall the non-exchanging party be required to take title to any property other than the Property.
     15. Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of the escrow instructions to be given to Escrow Agent by the parties in a form consistent with this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
BUYER:
D.R. STEPHENS & COMPANY, LLC,
a California limited liability company

By:	/s/ Lane Stephens

Its:	Manager

SELLER:
RAE SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Randall Gausman

Its:	Chief Financial Officer

EXHIBIT A
LEGAL DESCRIPTION OF THE REAL PROPERTY
Real property in the City of San Jose, County of Santa Clara, State of California, described as follows:
Parcel 1:
Parcel 62, as shown on that certain Parcel Map which was filed for record in the Office of the Recorder of the County of Santa Clara on April 19, 1984, in Book 526, Pages 55 and 56.
Parcel 2:
Together with and as appurtenant to such Premises, that certain 15 foot by 92 foot Ingress-Egress Easement over Lot 8 of Tract No. 7408, as granted in that certain instrument recorded September 8, 1983, in Book H879, Page 289, Official Records, Santa Clara County.
APN: 097-53-024

EXHIBIT B
DEFINITION OF HAZARDOUS MATERIALS
     The term “Hazardous Materials” means material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (as defined hereinbelow) as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term “Hazardous Materials” shall include, without limitation, the following:
          (i) A “Hazardous Substance”, “Hazardous Material”, “Hazardous Waste”, or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended;
          (ii) An “Acutely Hazardous Waste”, “Extremely Hazardous Waste”, “Hazardous Waste”, or “Restricted Hazardous Waste”, under Section 25110.02, 25115, 25117 or 25122.7 of the California Health and Safety Code, or is listed pursuant to Section 25140 of the California Health and Safety Code, as any of the foregoing may be amended;
          (iii) A “Hazardous Material”, “Hazardous Substance” or “Hazardous Waste” under Section 25260, 25281, 25316, 25501, or 25501.1 of the California Health and Safety Code, as any of the foregoing may be amended;
          (iv) “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended, as well as any other hydrocarbonic substance, fraction, distillate or by-product;
          (v) Any substance or material defined, identified or listed as an “Acutely Hazardous Waste,” “Extremely Hazardous Material”, “Extremely Hazardous Waste”, “Hazardous Constituent”, “Hazardous Material”, “Hazardous Waste”, “Hazardous Waste Constituent”, or “Toxic Waste” pursuant to Division 4.5, Chapters 10 or 11 of Title 22 of the California Code of Regulations, as any of the foregoing may be amended;
          (vi) Any substance or material listed by the State of California as a chemical known by the State to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, as may be amended;

          (vii) A “Biohazardous Waste” or “Medical Waste” under Section 117635 or 117690 of the California Health and Safety Code, as may be amended;
          (viii) Polychlorinated biphenyls, asbestos, and any asbestos containing material; and/or
          (ix) A substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for the property to be put to any lawful purpose.
     As used herein, the term “Environmental Laws” means any applicable foreign, federal, state, or local law, statute, regulation, rule, ordinance, permit, prohibition, restriction, license, order, requirement, agreement, consent, or approval, or any decision, opinion, determination, judgment, directive, decree or order of any executive, administrative or judicial authority at any applicable foreign, federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, ecology, natural resources or public health and safety.

EXHIBIT C
BILL OF SALE
     For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned                                         , a                                          (“Seller”), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to                                        , a                      (“Buyer”) all fixtures, equipment, furniture, furnishings, appliances, supplies, licenses and other tangible and intangible personal property of every nature and description (including, without limitation, all warranties made by or received from any third party) attached or pertaining to, or otherwise used in connection with, the Real Property (as hereinafter defined), owned by Seller and located at the Real Property (as hereinafter defined), and all of Seller’s right, title and interest in and to the books and records relating to the operation and management of the building and other improvements on that certain land commonly known as                                          and more particularly described in Exhibit A hereto (“Real Property”).
     Seller does hereby represent to Buyer that Seller is the lawful owner of all of the foregoing and that the foregoing is free and clear of all encumbrances, and that Seller has good right to sell the same as aforesaid and will warrant and defend the title thereto under Buyer, its successors and assigns, against the claims and demands of all persons whomsoever.
     Seller further agrees that it will execute such other and further conveyances, assignments, transfers and other instruments as shall be reasonably necessary to effectuate the sale of and the vesting in Buyer of title to all thereof.
     All references to “Seller” and “Buyer” herein shall be deemed to include their respective heirs, representatives, nominees, successors and/or assigns, where the context permits.
Effective Date:                                         , 200

SELLER:

a

By:

Print Name:
Its:

Exhibit A to Bill of Sale
LEGAL DESCRIPTION OF THE REAL PROPERTY
Real property in the City of San Jose, County of Santa Clara, State of California, described as follows:
Parcel 1:
Parcel 62, as shown on that certain Parcel Map which was filed for record in the Office of the Recorder of the County of Santa Clara on April 19, 1984, in Book 526, Pages 55 and 56.
Parcel 2:
Together with and as appurtenant to such Premises, that certain 15 foot by 92 foot Ingress-Egress Easement over Lot 8 of Tract No. 7408, as granted in that certain instrument recorded September 8, 1983, in Book H879, Page 289, Official Records, Santa Clara County.
APN: 097-53-024

EXHIBIT D
RETAINED PERSONAL PROPERTY
Seller shall retain ownership of the following equipment and other personal property, which is not included in the Property conveyed pursuant to this Agreement:
All furnishings, fixtures and equipment used and installed by Seller at the Property which is used for the operation of Seller’s business at the Property which would not otherwise be present in “vanilla shell” improvements, including without limitation all hoods, server racks and lab benches and equipment, all computer equipment and all office furniture and equipment installed and used by Seller.

EXHIBIT E
PROPERTY DOCUMENTS
1.	An existing title policy for the Property;

2.	Plans and specifications for the Improvements;

3.	Copies of service contracts, governmental reports, correspondence or notices, HVAC reports, roof reports, equipment leases, permits, certificates of occupancy, building inspection reports, records of historical property and operating statements, CC&Rs with respect to the Property, capital expenditure records, real property tax bills and maintenance records since Seller’s initial occupancy of the Property;

4.	Any soils reports or environmental, engineering, architectural or other structural and physical reports and similar data regarding the Property;

5.	Copies of tax bills and a statement of operating income and expenses for the Property for the last three (3) years;

6.	Surveys of the Property; and

7.	Any other documents reasonably requested by Buyer, to the extent in Seller’s possession.

EXHIBIT F
FORM OF LEASE

EXHIBIT G
FORM OF DEED

WHEN RECORDED MAIL TO:

Attn:

MAIL TAX STATEMENTS TO:

Attn:

(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

DOCUMENTARY TRANSFER TAX
$

(Signature of Declarant or Agent determining tax
Firm Name)
GRANT DEED
FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, hereby GRANT(S) to
The real property in the City of                                         , County of                                          , State of California, described as set forth in Exhibit A, attached hereto. The conveyance by Grantor to Grantee pursuant to this Grant Deed is subject to: (i) a lien securing payment of real estate taxes and assessments not yet due and payable; and (ii) all covenants, conditions, easements, restrictions, liens, encumbrances and other exceptions of record as of the date hereof.

Dated

STATE OF CALIFORNIA	}
} SS.
COUNTY OF	}

On , 200 , before me, , a Notary Public, personally appeared , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person (s) whose names (s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity (ies), and that by his/her/their signature (s) on the instrument the person (s), or the entity (ies) upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

(This Area for Notarial Seal)

Notary Public

Exhibit A to Grant Deed
Real property in the City of San Jose, County of Santa Clara, State of California, described as follows:
Parcel 1:
Parcel 62, as shown on that certain Parcel Map which was filed for record in the Office of the Recorder of the County of Santa Clara on April 19, 1984, in Book 526, Pages 55 and 56.
Parcel 2:
Together with and as appurtenant to such Premises, that certain 15 foot by 92 foot Ingress-Egress Easement over Lot 8 of Tract No. 7408, as granted in that certain instrument recorded September 8, 1983, in Book H879, Page 289, Official Records, Santa Clara County.
APN: 097-53-024

FIRST AMENDMENT
TO
PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of this 19th day of December, 2007 (the “Execution Date”), by RAE Systems, Inc., a Delaware corporation (“Seller”), and Inland American/Stephens (N First) Ventures, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
     A. Seller and Buyer entered into that certain Purchase and Sale Agreement dated November 9, 2007 (the “Agreement”).
     B. Seller and Buyer wish to enter into this Amendment to amend the Agreement on the terms and conditions set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants set forth in this Amendment and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller and Buyer hereby agree as follows:
     1. Defined Terms. All capitalized terms in this Amendment not otherwise defined in this Amendment, shall have the same meaning as in the Agreement.
     2. Closing Date. Section 7.1 of the Agreement is hereby amended to provide that the Closing shall be extended from December 19, 2007 (i.e., fifteen (15) days after expiration of the Due Diligence Period on December 4, 2007) to December 20, 2007; provided, however, that in consideration of Seller’s agreement to so extend the Closing, Buyer shall cause its lender to fund Escrow no later than 3:00 p.m. PST on December 19, 2007, and approve the December 20, 2007, Closing at such time, so that the Closing can occur on December 20, 2007 without any “gap” between the Closing and the recordation of the Grant Deed.
     3. Electronic Signatures. In order to expedite the transaction contemplated herein, telecopied or emailed signatures may be used in the place of original signatures on this Amendment. Seller and Buyer intend to be bound by the signatures on the telecopied or emailed document, are aware that the other party will rely on the telecopied or emailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the telecopied or emailed signatures
     4. No Other Modification. Except as expressly modified hereby, the terms and conditions of the Agreement are not modified or changed in any manner by this Amendment.
     5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

1

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.
SELLER:
RAE SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Randall Gausman

Its:	Chief Financial Officer

BUYER:
INLAND AMERICAN/STEPHENS (N FIRST) VENTURES, LLC,
a Delaware limited liability company

By:	Stephens & Stephens, LLC, a California limited liability company, its Manager

By:	/s/ Lane Stephens
Lane B. Stephens, Manager

2